Exhibit 2.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

TICKETMASTER MERGER CORPORATION

INTO TICKETMASTER (Pursuant to Section 253 of the Delaware General Corporation Law)

Ticketmaster, a corporation organized and existing under the laws of Delaware (the “Corporation”), does hereby certify that:

     FIRST:        The Corporation owns all of the outstanding shares of each class of stock of Ticketmaster Merger Corporation, a Delaware corporation incorporated on the 29th day of October, 2008, pursuant to the Delaware General Corporation Law.

     SECOND:        The Corporation, by the following resolutions of its Board of Directors, duly adopted by unanimous written consent pursuant to Section 141(f) of the Delaware General Corporation Law dated October 29, 2008, determined to and did merge into itself said Ticketmaster Merger Corporation, by the adoption thereof:

     RESOLVED that the Corporation merge, and it hereby does merge, into itself, its wholly owned subsidiary, Ticketmaster Merger Corporation, and assumes all of the obligations of Ticketmaster Merger Corporation.

     RESOLVED that said merger shall become effective upon the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

     RESOLVED that upon effectiveness of said merger, the name of Ticketmaster shall be changed to Ticketmaster Entertainment, Inc. and Article FIRST of the Amended and Restated Certificate of Incorporation of Ticketmaster shall be amended to read as follows:

                                                                  FIRST: The name of the corporation is Ticketmaster
                                                                  Entertainment, Inc. (the “Corporation”).

RESOLVED that, except for the foregoing amendment to Article FIRST, said Amended and Restated Certificate of Incorporation shall remain unchanged by the merger and in full force and effect until further amended in accordance with the Delaware General Corporation Law.

RESOLVED that the proper officers of the Corporation be, and they hereby are, directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to so merge Ticketmaster Merger Corporation and to assume its obligations and the date of adoption thereof, and to cause the same to be filed with the Secretary of State of the State of Delaware and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be necessary or proper to effect said merger and change of name.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of

Ownership and Merger to be signed by a duly authorized officer, this 29th day of October, 2008.

TICKETMASTER

By: /s/ Brian M. Regan
Name: Brian M. Regan
Title: Executive Vice President &
Chief Financial Officer